[Letterhead of Hogan & Hartson L.L.P.]
November 8, 2006
Board of Directors
Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, New York 10036
Ladies and Gentlemen:
          We are acting as counsel to Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission, of 2,560,000 shares of the Company’s Class A common stock, par value $0.01 per share, including (a) 2,500,000 shares (the “Warrant Shares”) issuable pursuant to the Warrants (as hereinafter defined) and (b) 60,000 shares (the “Option Shares”) issuable to Kirshenbaum Bond & Partners LLC (“Kirshenbaum”) pursuant to the Option Agreement (as hereinafter defined). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of that certain warrant, issued to Mark Burnett, to purchase 2,500,000 shares of the Company’s Class A Common Stock, dated September 17, 2004 (the “2004 Warrant”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

2.	An executed copy of that certain warrant, issued to Mark Burnett, to purchase 833,333 shares of the Company’s Class A Common Stock, dated August 11, 2006 (the “2006 Warrant,” and together with the 2004 Warrant, the “Warrants”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	An executed copy of that certain stock option agreement, issued to Kirshenbaum, to purchase 60,000 shares of the Company’s Class A Common Stock, dated September 21, 2006 (the “Option Agreement”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	An executed copy of the Letter of Agreement between Kirshenbaum and the Company, dated September 13, 2006 (the “Letter Agreement”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	An executed copy of the Registration Statement.

Board of Directors
November 8, 2006

6.	The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on September 14, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

7.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

8.	A certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated November 6, 2006.

9.	Resolutions of the Board of Directors of the Company adopted on September 17, 2004, August 4, 2006, September 21, 2006, October 6, 2006 and October 31, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Warrant Shares and Option Shares and arrangements in connection therewith.

10.	The Company’s Amended and Restated 1999 Stock Incentive Plan, as amended (the “1999 Plan”), as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

11.	A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company and the Registration Statement.
          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that following the effectiveness of the Registration Statement, (i) the Warrant Shares, when issued in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable and (ii) the Option Shares, when issued in accordance with the provisions of the 1999 Plan, the Option Agreement and the Letter Agreement, will be validly issued, fully paid and nonassessable.

Board of Directors
November 8, 2006

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P. HOGAN & HARTSON L.L.P.